Exhibit 10.1

FIFTH AMENDMENT TO STANDARD INDUSTRIAL / COMMERCIAL
MULTI -TENANT LEASE-NET

This Fifth Amendment to Standard Industrial/Commercial Multi -Tenant Lease-Net (the “Amendment” is made as of this 1st day of May, 2019, by and between FR National Life, LLC, a Delaware limited liability company (“Lessor”) and Strata Skin Sciences, Inc., a Delaware corporation (“Lessee”).

RECITALS

A.          WHEREAS, Landlord and Tenant entered into that certain Standard Industrial/Commercial Multi -Tenant Lease-Net dated March 17, 2005 for the space commonly known as 2375 Camino Vida Roble, Suite B, Carlsbad CA 92011, comprising approximately 8,000 rentable square feet as Amended by the First Amendment to Standard Industrial/ Commercial Multi- Tenant Lease Net dated February 22nd, 2012.

B.          WHEREAS, Landlord and Tenant entered into that certain Standard Industrial/Commercial Multi -Tenant Lease-Net dated February 22, 2012 for the space commonly known as 2375 Camino Vida Roble, Suite C, Carlsbad CA 92011, comprising approximately 3,320 rentable square feet for a combined approximately 11,320 rentable square feet combined in the two (2) lease documents.

C.          WHEREAS, Landlord and Tenant entered into that certain Second Amendment to Standard Industrial/Commercial Multi -Tenant Lease-Net dated August 8th, 2014 to expand into the space commonly known as 2365 Camino Vida Roble, Suite B, Carlsbad CA 92011, comprising approximately 5,669 rentable square feet for a combined approximately 16,989 rentable square feet combined in the two (2) lease documents and First & Second Amendment (the “Current Premises”).

D.          WHEREAS Landlord and Tenant entered into that certain Third Amendment to Standard Industrial/Commercial Multi -Tenant Lease-Net dated April 30th, 2015 to extend the lease in the Current Premises.

E.          WHEREAS PhotoMedex, Inc. assigned the Lease to Mela Sciences, Inc. (which changed its name to Strata Skin Sciences, Inc.) and Landlord Consented to this Assignment on June 22, 2015.

F.          WHEREAS Landlord and Tenant entered into that Forth Amendment to Standard Industrial/Commercial Multi -Tenant Lease-Net executed May 18, 2017 to extend the lease in the Current Premises (collectively the “Lease”).

G.          WHEREAS, Lessor and Lessee desire to amend certain terms of the Lease in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing and the terms and provisions of this Amendment, Lessor and Lessee agree as follows:

1.
Defined Terms.  All terms used in this Amendment but not otherwise defined in this Amendment shall have the same meanings respectively ascribed to them in the Lease. The Lease, as modified by this Amendment, is referred to as the “Lease”.

2.	Term. The term of the Lease shall be extended Sixty (60) months commencing October 1, 2019 and expire September 30, 2024.

3.	Rental Rate.

The monthly Base Rent for the Current Premises shall be payable as follows:

Period	Base Rent
10/1/19 -1/31/20	$0.00
2/1/20 -9/30/20	$18,346.58
10/1/20-9/30/21	$18,896.97
10/1/21-9/30/22	$19,463.88
10/1/22-9/30/23	$20,047.80
10/1/23-9/30/24	$20,649.23

4.
Operating Expenses.  In addition to the Base Rent, Lessee shall pay its proportionate share of the NNN Expenses including Real Property Taxes, Real Property Insurance and Common Area Maintenance charges.  Estimated NNN charges verses actual expenses shall be reconciled annually.  HVAC maintenance and repair are included in the Lessor’s NNN expense.  Lessee shall be responsible for paying directly their separately metered utilities servicing the Premises.

5.	Security Deposit. The Total Security Deposit on hand totaling $17,812.21 shall be increased by $2,837.02 to equal a Security Deposit amount of $20,649.23.

6.
Tenant Improvement Allowance.  Landlord has agreed to provide Tenant with a $84,945 Tenant Improvement Allowance to be used by Tenant for improvements to the Building.  All improvements shall be approved in writing by Landlord which consent shall not be unreasonably withheld, conditioned or delayed.  Lessee may request periodic disbursements of the TI Allowance (no more frequently than monthly and in no smaller amounts than $5,000); however, as a condition precedent to any disbursement of the TI Allowance (except the final disbursement for which unconditional final lien waivers shall be required), Lessee shall be required to deliver to Lessor, in form and substance reasonably satisfactory to Lessor, conditional lien waivers from each contractor, subcontractor, supplier and materialman (collectively, “Contractors”) for which Lessee is seeking a payment.  All work must be completed and reimbursement must be requested, with all required documents no later than 12/31/2020 or the allowance becomes null and void.  The Tenant will be responsible for all improvement costs in excess of the Allowance.

7.
Conflict.  In the event there is conflict or inconsistency between the terms and conditions of this Amendment and the terms and conditions of the Lease, the terms and conditions of this Amendment shall control.  Except as otherwise expressly amended hereby, the Lease shall remain in full force and effect according to its terms.

8.
Counterparts; Facsimile.  This Amendment may be executed in two (2) or more counterparts, each of which shall be considered an original and all of which, when taken together, shall constitute one (1) instrument.  A facsimile counterpart of this Amendment shall be deemed an original for all relevant purposes.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Amendment as of the date first written above.

[SIGNATURE PAGE TO FOLLOW]

LESSOR:

FR National Life, LLC. a Delaware limited Liability Company

By:	By: First Industrial, L.P., a Delaware limited partnership, its sole member

By:	First Industrial Realty Trust, Inc., a Maryland corporation, its sole general partner

By:     /s/Ryan McClean

Its:      Senior Regional Director

Date:      May 1, 2019

LESSEE:

Strata Skin Sciences, Inc., a Delaware corporation

By:      /s/ Matthew C. Hill

Its:      Chief Financial Officer

Date:      May 1, 2019